Exhibit 99.1

Green Energy Live Announces Forward Split of Shares

GRAND RAPIDS, MI, Aug 19, 2009 (MARKETWIRE via COMTEX) -- Green Energy Live (OTCBB: GELV) announced a forward split of the company's common stock. Shareholders will receive 15 shares for each share held as of July 25, 2009. All shareholders who purchased at the pre-split price after July 25, 2009 will be analyzed individually to incorporate the appropriate number of shares.

Karen Clark, CEO, commented, "The capital market environment is challenging to say the least, and the split enables us to more efficiently capitalize on recent positive developments at our company, namely the acquisition of Comanche Livestock Exchange."

About Green Energy Live

Green Energy Live (OTCBB: GELV) is a fully reporting, publicly-listed engineering and technology company headquartered in Wyoming, Michigan (adjacent to Grand Rapids). GELV is focused on developing and commercializing renewable energy gasification systems that convert biomass wastes, currently being dumped in land-fills, into fuel and other valuable co-products. What is unique about GELV is that its technology can rapidly and economically be deployed to the waste site rather than vice versa. Thus, a customer's specific needs are addressed through a complete equipment package with the smallest ecological footprint.

About Comanche Livestock Exchange

Operating as a wholly-owned subsidiary of Green Energy Live, Comanche is dedicated to serving large and small cattle producers. Sales of various livestock, including: breed, packer and replacement cattle, bulls, yearling steers, heifers, bottle-calves, sheep and goats, are conducted weekly via live auction, private treaty and/or online. Comanche also offers a wide array of services including: catching, hauling, portable penning, and problem cattle removal.

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. GELV has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect GELV's current beliefs and are based upon information currently available to it.

Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the GELV's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. GELV undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this Press Release including such forward-looking statements.

Investor Relations:

866-460-7336

Green Energy Live Inc.

1740 44th Street, Suite 5-230

Wyoming, MI 49519-6443

GELV.OB

www.greenenergylive.com